Exhibit 99.1
Liberator Medical Reports Record Revenues for Its Second
Fiscal Quarter Ended March 31, 2010
Net Revenue Jumps 67% Over Second Fiscal Quarter Ended March 31, 2009
STUART, Fla., May 12, 2010 (GlobeNewswire via COMTEX) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) announced today net revenues of $9.65 million for its second fiscal quarter ended March 31, 2010. Net income for the three months ended March 31, 2010, increased by $161,000, or 169%, to $256,000, compared with net income of $95,000 for the three months ended March 31, 2009. Net income for the six months ended March 31, 2010, increased by $770,000, or 226%, to $1,111,000, compared to $341,000 for the six months ended March 31, 2009.
Mark Libratore, the Company’s Founder and CEO, said, “We are very pleased with the results for the quarter, given its seasonal challenges combined with the expansion of our infrastructure and the addition of 80 employees over the last six months. The second fiscal quarter is typically the most seasonally challenging quarter due to the annual renewal of our customers’ insurance coverage and calendar year deductibles that must be met at the beginning of each calendar year. In spite of these challenges, we were able to grow our sales primarily as a result of new customers generated from our direct response advertising efforts. Net income for the quarter was pressured from higher than average direct response advertising costs and the expansion of our infrastructure to support significantly higher sales.”
Financial Highlights and Recent Events:
Revenue
Sales for the three months ended March 31, 2010, increased by $3,823,000, or 65.6%, to $9,650,000, compared with sales of $5,827,000 for the three months ended March 31, 2009. The increase was due to a substantial direct response advertising campaign to obtain new mail order customers. Sales for the six months ended March 31, 2010, increased by $7,639,000, or 68.4%, to $18,808,000, compared with sales of 11,169,000 for the six months ended March 31, 2009, as a result of the direct response advertising campaign.
Gross Profit
Gross profit for the three months ended March 31, 2010, increased by $2,515,000, or 67.1%, to $6,264,000, compared with gross profit of $3,749,000 for the three months ended March 31, 2009. Gross profit for the six months ended March 31, 2010, increased by $4,925,000, or 67.9%, to $12,175,000, compared to $7,250,000 for the six months ended March 31, 2009. The increase was attributed to our increased sales volume for the three and six months ended March 31, 2010, compared to the three and six months ended March 31, 2009.
Operating Expenses
Operating expenses for the three months ended March 31, 2010, were $5,904,000, or 61.2% of sales, compared to $3,387,000, or 58.1% of sales for the three months ended March 31, 2009.

Operating expenses for the six months ended March 31, 2010, were $10,654, or 56.6% of sales, compared to $6,378,000, or 57.1% of sales, for the six months ended March 31, 2009. The increases in operating expenses are primarily attributed to increased spending levels for additional employees, advertising costs, rent, depreciation and other administrative costs to support our current and future sales growth.
Liquidity and Capital Resources
The Company had cash of $7,961,000 at March 31, 2010, compared to cash of $3,798,000 at September 30, 2009, an increase of $4,163,000. The increase in cash for the six months ended March 31, 2010, is primarily attributed to the sale of common stock to a single institutional investor in March 2010 for gross proceeds of $7 million borrowings from our credit line facility, and proceeds from the exercise of warrants, partially offset by our direct response advertising costs, the build out of our new 24,000 square foot facility during the quarter, and an increase in the level of outstanding accounts receivable.
As of March 31, 2010, our current assets of $20,796,000 exceeded our current liabilities of $12,697,000 by $8,099,000. The current liabilities as of March 31, 2010, consist of outstanding convertible notes payable totaling $6,037,000. These convertible notes are convertible into shares of our common stock at conversion prices that are less than the current market price of our common stock.
Conversion of May 22, 2008, Convertible Notes
On May 22, 2008, the Company closed a private placement consisting of convertible notes and common stock warrants for gross proceeds of $3,500,000 to a single institutional investor. The notes were convertible into shares of the Company’s common stock at a conversion price of $0.80 per share. On May 11, 2010, the investor converted the entire $3,500,000 principal amount of the notes into 4,375,000 shares of common stock.
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com.
About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: Liberator Medical Holdings, Inc.
By Staff

CONTACT:	Wall Street Resources, Inc.
Individual Investor Relations Contact
Gerald Kieft
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net

Littlebanc Advisors, LLC
Institutional Investor Contact
Lyn Davis
561-948-3005
ld@littlebanc.com
www.littlebanc.com
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